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Contact: Dennis Sabourin Investor Relations Officer (732)212-3321

FOR IMMEDIATE FOR RELEASE

WELLMAN, INC. REPORTS RESULTS OF SPECIAL STOCKHOLDERS MEETING

Shrewsbury, NJ, June 26, 2003 - A Special Meeting of the Stockholders of Wellman, Inc. (NYSE:WLM) was convened today to consider:

  the creation of a new Series A and Series B Convertible Preferred Stock,
  the issuance of the new stock to Warburg Pincus,
  the issuance of a warrant to acquire 1.25 million shares of Wellman common stock to Warburg Pincus, the ratification of the prior issuance of a warrant to purchase 1.25 million shares of Wellman common stock to Warburg Pincus, and the increase of the authorized shares of Wellman's common stock to 100 million and the issuance of common stock upon conversion of the preferred stock and exercise of the warrants.

Approximately 80% of the shares were represented at the meeting and 81% of the shares represented voted in favor of the proposals.

Tom Duff, Wellman's Chairman and Chief Executive Officer, said, "We are pleased that our stockholders overwhelmingly approved these proposals, which were recommended by Wellman's Board of Directors and management."

Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. The world's largest PET plastic recycler, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: demand and competition for polyester fiber and PET resins; the financial condition of our customers; availability and cost of raw materials; availability and cost of petrochemical feedstock necessary for the production process; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; U.S., European, Far Eastern and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; changes in laws and regulations; prices of competing products; natural disasters; acts of terrorism; maintaining the operations of our existing production facilities; and the impact of a governmental investigation of pricing practices in the polyester staple fiber industry. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K/A for the year ended December 31, 2002.

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